UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 3, 2006

CADENCE RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

UTAH	0-25170	87-0306609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4110 Copper Ridge Drive, Suite 100, Traverse City, MI	49684
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(231) 941-0073

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

As reported in the Form 8-K filed with the Securities and Exchange Commission on November 30, 2005, Cadence Resources Corporation’s wholly owned subsidiary, Aurora Energy, Ltd. (“Aurora”) entered into two Purchase and Sale Agreements with respect to certain New Albany Shale acreage located in Indiana, commonly called the Wabash project. Both Purchase and Sale Agreements were closed on February 1, 2006. At the closing, Aurora acquired 64,000 acres of oil and gas leases from Wabash Energy Partners, L.P. Aurora then sold half of its interest in a combined 95,000 acre lease position in the Wabash project to New Albany-Indiana, LLC (“New Albany”), an affiliate of Rex Energy Operating Corporation.

Of these 95,000 acres, 64,000 acres were interests acquired from Wabash Energy Partners, L.P., and 31,000 acres were acquired by Aurora in other transactions. As a result of these two transactions, Aurora owns a 48.75% working interest position in the 95,000 acre position in the Wabash project, and New Albany owns a 48.75% working interest. Aurora also granted to New Albany an 18-month option, exercisable for an additional 50,000 acres, to purchase a 50% working interest from Aurora. As a result of closing the two transactions, Aurora now serves as operator for the Wabash project.

Neither Cadence Resources Corporation (“Cadence”) nor Aurora have any other material relationships with Wabash Energy Partners, L.P. or New Albany. The purchase price paid by Aurora to Wabash was $11,840,000. Internal funds of Aurora were used to pay the purchase price. The purchase price paid to Aurora by New Albany for the acquisition of the acreage in Indiana was $10,500,000.

Item 8.01 Other Events.

On February 3, 2006, Cadence Resources Corporation issued a press release announcing the closing of the New Albany Shale transactions described at Item 2.01 above. A copy of the press release is included as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

c. EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 3, 2006.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1939, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on February 3, 2006.

CADENCE RESOURCES CORPORATION

Date: February 3, 2006	By:	/s/William W. Deneau
By: William W. Deneau Its: President